UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2012

BOLDFACE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148722	02-0811868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1309 Pico Blvd., Suite A

Santa Monica, CA 90405

(Address of principal executive offices) (Zip Code)

(310) 450-4501

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 22, 2012, the Board of Directors (the “Board”) of BOLDFACE Group, Inc. (the “Company”) approved the grant of stock option awards to certain employees and consultants of the Company (the “Options”), including to its named executive officers, in the amounts set forth, and effective as of each respective grant date, as follows:

Named Executive Officer	Stock Options Granted (“2012 Options”)	Grant Date (“2012 Grant Date”)	Stock Options To Be Granted (“2013 Options”)	Grant Date (“2013 Grant Date”)
Nicole Ostoya, Chief Executive Officer, President and Director	1,800,000	July 12, 2012	5,700,000	July 12, 2013
Ashumi Kothary, Chief Financial Officer	350,000	August 15, 2012	1,150,000	August 15, 2013

The 2012 Options granted to Ms. Ostoya are five (5) year options to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and the 2012 Options granted to Ms. Kothary are ten (10) year options to purchase shares of the Company’s Common Stock. All of the 2012 Options will have an exercise price of $0.24 per share and are intended to be incentive stock options for tax purposes. The 2012 Options will vest and become exercisable annually at a rate of 33.33% beginning on the first anniversary date of the applicable 2012 Grant Date, in each case, if the named executive officer remains employed by the Company or any of its subsidiaries on each annual vesting date. Notwithstanding the foregoing, if the applicable holder becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) or dies prior to the final exercise date of the 2012 Options or if the applicable holder’s continued employment with the Company terminates within 12 months following the effective date of a Change in Control of the Company (as defined in the Company’s 2012 Equity Incentive Plan (the “2012 Plan”)), other than a termination due to the willful misconduct of the holder or the willful failure by the holder to perform his or her responsibilities to the Company, the vesting of the shares subject to the applicable option will be accelerated so that all of the 2012 Options held by such holder that have not yet vested as of such date of death, date of disability or termination date (as applicable) will vest immediately. Payment of the exercise price may be made in cash, by certified or cashier’s check or on a cashless basis.

Assuming such employees and consultants of the Company, including these named executive officers, will be employed by the Company or any of its subsidiaries at such time, the Board also agreed to grant Options in 2013 to such employees and consultants of the Company. The 2013 Options to be granted to these named executive officers on the applicable grant date will be made on substantially the same terms as the 2012 Options granted to them, except that the 2013 Options will have an exercise price per share equal to the fair market value of the shares of the Company’s Common Stock on such grant date (as will be determined by the Board as of the date of the applicable grant) and will vest and become exercisable annually at a rate of 33.33% beginning on the first anniversary date of the applicable 2013 Grant Date, in each case, if the named executive officer remains employed by the Company or any of its subsidiaries on each annual vesting date, and with respect to the 2013 Options to be granted to Ms. Ostoya, subject to Company performance conditions and/or milestones as may reasonably be established by the Board and to such other customary and reasonable terms determined by the Board.

Ms. Ostoya’s grants were made and will be made pursuant to the terms of her employment agreement, previously filed as an exhibit to the Company’s Current Report on Form 8-K (File No. 333-148722), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 18, 2012 (the “Super 8-K”).

The Options were granted and will be granted under and in accordance with the terms and conditions of the 2012 Plan, previously filed on July 18, 2012 with the SEC as an exhibit to the Company’s Super 8-K, and pursuant to the Company’s standard form of Incentive Stock Option Agreement and standard form of Non-Statutory Stock Option Agreement. In connection with the grants of the Options, the Board also approved such forms of Incentive Stock Option Agreement and Non-Statutory Stock Option Agreement, which will be filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2012.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2012	BOLDFACE GROUP, INC.

	By:	/s/ Ashumi Kothary
Name: Ashumi Kothary
Title: Chief Financial Officer